Exhibit 99.1

Contact:	Mike Cockrell
Treasurer, Chief Financial Officer & Chief Legal Officer
(601) 649-4030

SANDERSON FARMS, INC. REPORTS

RESULTS FOR SECOND QUARTER OF FISCAL 2021

LAUREL, Miss. (May 27, 2021) — Sanderson Farms, Inc. (NASDAQ: SAFM) today reported results for its second fiscal quarter and six months ended April 30, 2021.

Net sales for the second quarter of fiscal 2021 were $1,133.9 million compared with $844.7 million for the same period a year ago. For the quarter, the Company reported net income of $96.9 million, or $4.34 per share, compared with net income of $6.1 million, or $0.28 per share, for the second quarter of fiscal 2020.

Net sales for the first six months of fiscal 2021 were $2,043.2 million compared with $1,667.8 million for the same period of fiscal 2020. Net income for the first half of the fiscal year totaled $106.4 million, or $4.76 per share, compared with a net loss of $32.5 million, or $1.48 per share, for the first six months of fiscal 2020.

Results for the second fiscal quarter of 2021 reflect an accrual of $6.5 million, or $0.22 per share net of income tax, for a probable contribution to the Company’s Employee Stock Ownership Plan (“ESOP”). No accrual was made for an ESOP contribution during last year’s second fiscal quarter. Results for the second fiscal quarter of 2021 also reflect $2.75 million, or $0.09 per share, net of income tax, in uninsured losses associated with the severe winter storms that affected the Company’s Texas, Louisiana and Mississippi locations during the quarter. The $2.75 million in losses represent the retention under the Company’s property and casualty insurance policies. The Company’s results for the second quarter were also negatively affected by business interruption losses related to the storms. While the Company expects to recover some portion of the business interruption losses, it is subject to a seven-day waiting period deductible under the applicable insurance policy. The Company continues to work with its insurers, adjusters and accountants to refine the calculation of losses stemming from the storms, as well as the amount of those losses applicable to the deductible period, and any recoveries of the business interruption losses will be recognized once the calculations of the claims and negotiations with the Company’s insurance partners are complete.

Results for the second fiscal quarter of 2020 included a net discrete income tax benefit of approximately $37.4 million related to the net operating loss carry-back provisions allowed by the CARES Act, which became law during the second quarter of fiscal 2020. Excluding this discrete income tax benefit, the Company’s net loss for the second quarter of fiscal 2020 was $31.3 million, or $1.43 per share.

“Sanderson Farms operated very well in all areas of our business during the second quarter of fiscal 2021,” said Joe F. Sanderson, Jr., chairman and chief executive officer of Sanderson Farms, Inc. “Improved poultry markets more than offset feed grain costs that were significantly higher compared to last year’s second fiscal quarter, resulting in increased operating margins. The improvement in the domestic poultry markets was driven largely by increased demand from food service customers, as U.S. consumers slowly returned to restaurants and

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Sanderson Farms Reports Results for Second Quarter of Fiscal 2021

May 27, 2021

several quick serve restaurant chains featured chicken sandwiches on their menus. In addition, export demand also improved during the quarter due to higher crude oil prices, improved liquidity as a result of currency valuations and some relief from COVID-19-related restrictions.”

According to Sanderson, overall realized prices for chicken products sold to retail grocery store customers increased 6.2 cents per pound during the second fiscal quarter of 2021 compared to the same period of last year. Volumes reflected strong demand, as many consumers have continued to prepare more meals at home instead of dining out. In addition, commodity quoted markets for products from the Company’s food service plants were significantly higher across the board. Compared with the second fiscal quarter of 2020, quoted boneless breast meat market prices were approximately 60.4 percent higher, the average quoted market price for bulk leg quarters increased approximately 12.3 percent, and jumbo wing quoted market prices were higher by 88.9 percent. Market prices for chicken breast tenders averaged 54.5 percent higher than a year ago. As a result of these market improvements, overall realized prices for chicken products increased 22.3 cents per pound, or 32.6 percent. The Company’s average feed costs per pound of poultry products processed increased by 26.6 percent when compared with the second quarter of fiscal 2020, while prices paid for corn and soybean meal, the Company’s primary feed ingredients, increased 39.7 percent and 40.0 percent, respectively, compared with the second quarter of fiscal 2020.

“Looking ahead to the second half of the fiscal year, we continue to expect prices paid for feed grain to be significantly higher for the year compared to fiscal 2020,” added Sanderson. “Supplies of both corn and soybeans worldwide relative to estimated demand remain tight. Planting progress in the United States for corn stands at 90 percent this week compared to a five-year average of 80 percent and 87 percent for the same week last year. At the same time, 75 percent of the soybean crop has been planted, compared with a five-year average of 54 percent and 63 percent planted at this time last year. We expect prices through the growing season to be volatile given that good crops of both feed grains are needed to rebuild inventories. Had we priced all of our fiscal 2021 feed grain needs at yesterday’s Chicago Board of Trade closing prices, cash paid for feed grains during fiscal 2021 would be higher by $367.6 million during fiscal 2021 compared to fiscal 2020 using fiscal 2020 volumes. We estimate those higher costs would increase feed cost per pound of poultry processed during fiscal 2021 by approximately 7.5 cents per pound.

“With respect to chicken production numbers, the USDA reports that weekly broiler egg sets are well ahead of 2020 numbers that were negatively affected by COVID-19. However, certain live production challenges, including lower than historical average hatch rates and broiler livability, have resulted in fewer poultry pounds than expected given the size of the layer flock. The current USDA forecast is for United States broiler production during calendar year 2021 to increase by approximately 0.4 percent compared to calendar year 2020. We expect our total production during our third and fourth fiscal quarters of 2021 to be down 0.6 percent and 2.3 percent, respectively, compared to the same quarters of fiscal 2020, primarily because we reduced our target live weight at our Hazlehurst, Mississippi processing plant to better meet demand from our retail grocery store customers. In April 2020, we began reducing production at our plants processing larger birds for food service customers by five percent in response to lower demand at the onset of the pandemic, and by July the planned reduction was fully implemented. We will begin returning those plants to full production starting in June 2021, and expect to be back to full production at all of our food service plants except St. Pauls, North Carolina and Palestine, Texas by early September.

“The past fourteen months have been challenging for Sanderson Farms,” Sanderson concluded. “We are navigating a health crisis, and faced historic ice storms and periods of political and social unrest, all while dealing with a global recession and volatile grain and poultry markets. I am grateful for the work and dedication of our employees and everyone associated with

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Sanderson Farms Reports Results for Second Quarter of Fiscal 2021

May 27, 2021

Sanderson Farms, and I believe we are a stronger company. Thanks to our team’s efforts, we are continuing to execute on our strategic growth plan, which is supported by strong domestic poultry market demand, and we look forward to announcing the site for our new tray pack poultry complex soon. However, the construction schedule will be delayed until we have better visibility on construction costs and the 2021 grain crops,” Sanderson concluded.

Sanderson Farms will hold a conference call to discuss this press release today, May 27, 2021, at 10:00 a.m. Central, 11:00 a.m. Eastern. Investors will have the opportunity to listen to a live internet broadcast of the conference call through the Company’s website at www.sandersonfarms.com. To listen to the live call, please go to the website at least 15 minutes early to register and download and install any necessary audio software. For those who cannot listen to the live broadcast, an internet replay will be available shortly after the call and will continue for 30 days. You may listen and participate in the call by dialing 833-685-0982 and requesting the Sanderson Farms, Inc. call.

Sanderson Farms, Inc. is engaged in the production, processing, marketing and distribution of fresh, frozen and minimally prepared chicken. Its shares trade on the NASDAQ Global Select Market under the symbol SAFM.

This press release includes forward-looking statements within the meaning of the “safe harbor” provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are based on a number of assumptions about future events and are subject to various risks, uncertainties and other factors that may cause actual results to differ materially from the views, beliefs, projections and estimates expressed in such statements. These risks, uncertainties and other factors include, but are not limited to, those discussed under “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2020 and Quarterly Report on Form 10-Q for the quarter ended April 30, 2021, and the following:

(1) Changes in the market price for the Company’s finished products and feed grains, both of which may fluctuate substantially and exhibit cyclical characteristics typically associated with commodity markets.

(2) Changes in economic and business conditions, monetary and fiscal policies or the amount of growth, stagnation or recession in the global or U.S. economies, any of which may affect the value of inventories, the collectability of accounts receivable or the financial integrity of customers, and the ability of the end user or consumer to afford protein.

(3) Changes in the political or economic climate, trade policies, laws and regulations or the domestic poultry industry of countries to which the Company or other companies in the poultry industry ship product, and other changes that might limit the Company’s or the industry’s access to foreign markets.

(4) Changes in laws, regulations, and other activities in government agencies and similar organizations applicable to the Company and the poultry industry and changes in laws, regulations and other activities in government agencies and similar organizations related to food safety.

(5) Various inventory risks due to changes in market conditions, including, but not limited to, the risk that net realizable values of live and processed poultry inventories might be lower than the cost of such inventories, requiring a downward adjustment to record the value of such inventories at the lower of cost or net realizable value as required by generally accepted accounting principles.

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Sanderson Farms Reports Results for Second Quarter of Fiscal 2021

May 27, 2021

(6) Changes in and effects of competition, which is significant in all markets in which the Company competes, and the effectiveness of marketing and advertising programs. The Company competes with regional and national firms, some of which have greater financial and marketing resources than the Company.

(7) Changes in accounting policies and practices adopted voluntarily by the Company or required to be adopted by accounting principles generally accepted in the United States.

(8) Disease outbreaks affecting the production, performance and/or marketability of the Company’s poultry products, or the contamination of its products.

(9) Changes in the availability and cost of labor and growers.

(10) The loss of any of the Company’s major customers.

(11) Inclement weather that could hurt Company flocks or otherwise adversely affect the Company’s operations, or changes in global weather patterns that could affect the supply and price of feed grains.

(12) Failure to respond to changing consumer preferences and negative or competitive media campaigns.

(13) Failure to successfully and efficiently start up and run a new plant or integrate any business the Company might acquire.

(14) Unfavorable results from currently pending litigation and proceedings or litigation and proceedings that could arise in the future.

(15) Changes resulting from the COVID-19 pandemic, which could exacerbate any of the risks described above, and could include: high absentee rates that have prevented and may continue to prevent the Company from running some of its facilities at full capacity, or could in the future cause facility closures; an inability of contract poultry producers to manage their flocks; supply chain disruptions for feed grains; further changes in customer orders due to shifting consumer patterns; disruptions in logistics and the distribution chain for the Company’s products; liquidity challenges; and a continued or worsening decline in global commercial activity, among other unfavorable conditions.

Readers are cautioned not to place undue reliance on forward-looking statements made by or on behalf of Sanderson Farms. Each such statement speaks only as of the day it was made. The Company undertakes no obligation to update or to revise any forward-looking statements. The factors described above cannot be controlled by the Company. When used in this press release or in the related conference call, the words “believes,” “estimates,” “plans,” “expects,” “should,” “could,” “outlook,” and “anticipates” and similar expressions as they relate to the Company or its management are intended to identify forward looking statements. Examples of forward-looking statements include statements of the Company’s belief about future production levels, commodity market conditions, grain prices, supply and demand factors, growth plans and other industry conditions.

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Sanderson Farms Reports Results for Second Quarter of Fiscal 2021

May 27, 2021

SANDERSON FARMS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended April 30,		Six Months Ended April 30,
	2021	2020	2021	2020
Net sales	$1,133,880	$844,711	$2,043,186	$1,667,789
Cost and expenses:
Cost of sales	941,936	832,283	1,781,258	1,655,807
Selling, general and administrative	64,245	56,214	120,844	105,699

	1,006,181	888,497	1,902,102	1,761,506

Operating income (loss)	127,699	(43,786)	141,084	(93,717)
Other income (expense)
Interest expense	(697)	(1,783)	(1,335)	(2,971)
Other	13	3	16	5

	(684)	(1,780)	(1,319)	(2,966)

Income (loss) before income taxes	127,015	(45,566)	139,765	(96,683)
Income tax expense (benefit)	30,104	(51,684)	33,376	(64,225)

Net income (loss)	$96,911	$6,118	$106,389	$(32,458)

Earnings (loss) per share:
Basic	$4.34	$0.28	$4.76	$(1.48)

Diluted	$4.34	$0.28	$4.76	$(1.48)

Dividends per share	$0.44	$0.32	$0.88	$0.64

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Sanderson Farms Reports Results for Second Quarter of Fiscal 2021

May 27, 2021

SANDERSON FARMS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

	April 30, 2021	October 31, 2020
	(unaudited)	(1)
Assets
Current assets:
Cash and cash equivalents	$122,911	$49,061
Accounts receivable, net	188,870	147,546
Receivable from insurance companies	3,951	—
Inventories	347,442	290,007
Refundable income taxes	12,519	33,977
Prepaid expenses and other current assets	57,503	57,544

Total current assets	733,196	578,135
Property, plant and equipment, net	1,231,106	1,224,746
Right-of-use assets	32,198	40,785
Other assets	6,696	5,365

Total assets	$2,003,196	$1,849,031

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$136,257	$111,463
Dividends payable	9,826	—
Accrued expenses	101,911	98,663
Lease liabilities	13,059	13,981

Total current liabilities	261,053	224,107
Long-term debt	55,000	25,000
Claims payable and other liabilities	12,361	12,175
Deferred income taxes	145,353	141,672
Long-term lease liabilities	19,139	26,804
Commitments and contingencies
Stockholders’ equity:
Common stock	22,332	22,251
Paid-in capital	94,616	90,420
Retained earnings	1,393,342	1,306,602

Total stockholders’ equity	1,510,290	1,419,273

Total liabilities and stockholders’ equity	$2,003,196	$1,849,031

(1)

The Condensed Consolidated Balance Sheet at October 31, 2020, was derived from the audited consolidated financial statements at that date, but does not include all of the information and footnotes required by U.S. generally accepted accounting principles for complete financial statements.

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